Exhibit 5.1
May 15, 2025

Cooper-Standard Holdings Inc.
40300 Traditions Drive
Northville, Michigan, 48168
Re:    Registration Statement on Form S-8 for Cooper-Standard Holdings Inc. 2021 Omnibus Incentive Plan, as amended and restated effective May 15, 2025.
Ladies and Gentlemen:
I am the Senior Vice President, Chief Legal Officer and Secretary of Cooper-Standard Holdings Inc. (the “Company”) and am delivering this opinion in connection with the preparation and filing of the above-referenced Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of up to 1,178,933 shares of common stock, par value $.001 per share, of the Company (the “Registered Shares”) that may be issued to eligible participants under the Cooper-Standard Holdings Inc. 2021 Omnibus Incentive Plan, as amended and restated effective May 15, 2025 (the “2021 Plan”).

I have examined the Registration Statement and the 2021 Plan, which has been filed with the Commission as an exhibit to the Registration Statement. In addition, I or attorneys under my supervision have examined and relied upon the original, or a photostatic or certified copy, of such records of the Company, certificates of officers of the Company and of public officials, and such other documents and have made such investigations of fact and law as I have deemed relevant and necessary as the basis for the opinion set forth below.
 In connection with such examination, I have assumed the genuineness of all signatures appearing on all documents, the legal capacity of all persons signing such documents, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified, conformed or photostatic copies, the accuracy and completeness of all corporate records made available to me by the Company, and the truth and accuracy of all facts set forth in all certificates provided to or examined by me.
Based on the foregoing, and subject to the qualifications, assumptions and limitations set forth herein, I am of the opinion that upon issuance and delivery in accordance with the 2021 Plan, the Registered Shares will be validly issued, fully paid and nonassessable.
    This opinion letter is limited to the General Corporation Law of the State of Delaware.
The opinion expressed herein is expressed as of the date hereof and I assume no obligation to advise you of changes in law, fact or other circumstances (or the effect thereof on such opinion) that may come to my attention after such time.
I consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, I do not admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations promulgated by the Commission thereunder.

Very truly yours,

/s/ MaryAnn Peterson Kanary
Name: MaryAnn Peterson Kanary
Title: Senior Vice President, Chief Legal Officer and Secretary